As filed with the Securities and Exchange Commission on May 27, 2010

Registration No. 333-__________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AssuranceAmerica Corporation

(Exact name of registrant as specified in its charter)

Nevada	87-0281240
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

RiverEdge One, Suite 600

5500 Interstate North Parkway

Atlanta, Georgia 30328

(Address of Principal Executive Offices)

AssuranceAmerica Corporation 2010 Incentive Plan

AssuranceAmerica Corporation 2000 Incentive Plan

(Full titles of the plans)

Mark H. Hain Senior Vice President and General Counsel AssuranceAmerica Corporation RiverEdge One, Suite 600 5500 Interstate North Parkway Atlanta, Georgia 30328 (770) 952-0200	Copy to: David C. Lowance, Jr. Alston & Bird LLP 1201 West Peachtree Street, NE Atlanta, Georgia 30309 (404) 881-4778
(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐ Non-accelerated filer ☐	Accelerated filer ☐ Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered		Proposed maximum offering price per share		Proposed maximum aggregate offering price		Amount of registration fee

AssuranceAmerica Corporation Common Stock, par value $0.01 per share (“Common Stock”)	2,000,000	(1)	$0.25	(2)	$500,000	(2)	$35.65

Common Stock	7,789,721	(3)	$0.53	(4)	$4,128,552.13	(4)	$294.37

Total	9,789,721	(1)(3)					$330.02

(1)	Amount to be registered consists of 2,000,000 shares of Common Stock to be issued pursuant to the grant or exercise of awards to participants under the AssuranceAmerica Corporation 2010 Incentive Plan (the “2010 Plan”). This registration statement also covers additional shares that may become issuable in accordance with the adjustment and anti-dilution provisions of the 2010 Plan.

(2)	Determined in accordance with Rule 457(h), the registration fee calculation is based on the average of the high and low prices of AssuranceAmerica Corporation Common Stock reported on the over-the-counter bulletin board on May 26, 2010.

(3)	Amount to be registered consists of stock options previously granted under the AssuranceAmerica 2000 Incentive Plan, formerly the Brainworks Ventures, Inc., Stock Option Plan (the “2000 Plan”). This registration statement also covers additional shares that may become issuable in accordance with the adjustment and anti-dilution provisions of the 2000 Plan.

(4)	Determined in accordance with Rule 457(h), the registration fee calculation is based on the offering price or weighted average exercise price of awards previously granted under the 2000 Plan.

PART I	INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

(a) The documents constituting Part I of this registration statement will be sent or given to participants in the 2010 Plan and the 2000 Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).

(b) Upon written or oral request, AssuranceAmerica Corporation (the “Company”) will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this registration statement. The documents are incorporated by reference in the Section 10(a) prospectus. The Company will also provide, without charge, upon written or oral request, other documents required to be delivered to employees pursuant to Rule 428(b). Requests for the above-mentioned information should be directed to Mark H. Hain, Senior Vice President, General Counsel, and Secretary of the Company, at the address and telephone number on the cover of this registration statement.

PART II	INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents, filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference and deemed to be a part hereof:

(a)	The Company’s Annual Report on Form 10-K for the year ended December 31, 2009;

(b)	All reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2009; and

(c)	The description of the Common Stock contained in the Company’s Registration Statement on Form 10 filed with the Commission on May 30, 1972.

All reports and other documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities that remain unsold will be deemed incorporated by reference in this registration statement and to be a part hereof.

Any statement contained in a document incorporated by reference herein and filed prior to the filing hereof shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein modifies or supersedes such statement, and any statement contained herein or in any other document incorporated by reference herein shall be deemed to be modified or superseded for the purpose of this registration statement to the extent that a statement contained in any other subsequently filed document that is also incorporated herein by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Mark H. Hain, who is providing the legal opinion attached as Exhibit 5.1 hereto, is employed by the Company as its Senior Vice President, General Counsel, and Secretary. Mr. Hain owns shares of common stock directly and he has received awards under the 2000 Plan. Mr. Hain also is eligible to receive awards under the 2010 Plan.

Item 6. Indemnification of Directors and Officers.

The Company’s Amended and Restated By-Laws (the “Bylaws”) provide that the Company may indemnify any director or officer who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the Company, by reason of the fact that he is or was a director or officer, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such proceeding, if he is not liable pursuant to Section 78.138 of the Nevada Revised Statutes, or he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful.

The Company may indemnify any director or officer who was or is a party or is threatened to be made a party to any threatened, pending or completed proceeding by or in the right of the Company to procure a judgment in its favor by reason of the fact that he is or was a director or officer against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the proceeding if he is not liable pursuant to Section 78.138 of the Nevada Revised Statutes, or he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company.

The Bylaws provide for mandatory indemnification against expenses to the extent that a director or officer of the Company has been successful on the merits or otherwise in defense of certain proceedings mentioned above. The Company may not indemnify any such director or officer if he or she has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the Company or for amounts paid in settlement to the Company, unless and only to the extent that the court in which the proceeding was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the director or officer is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

The Bylaws permit the Company to purchase and maintain insurance for its directors and officers against any liability asserted against, and incurred by, him or her in any such capacity, or arising out of his or her status as such, whether or not the Company would have the power to indemnify such persons against liability under the Bylaws.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

See the Exhibit Index, which is incorporated herein by reference.

Item 9. Undertakings.

(a) The Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement; and

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(Signatures on following page)

SIGNATURES

Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on May 24, 2010.

ASSURANCEAMERICA CORPORATION

By:	/s/ Guy W. Millner
Guy W. Millner
Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW BY ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Guy W. Millner and Mark Hain, and each or any one of them, as true and lawful attorneys-in-fact and agents, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any amendments (including post-effective amendments) to this registration statement and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

SIGNATURE	TITLE	DATE

/s/ Guy W. Millner Guy W. Millner	Chairman and Chief Executive Officer (Principal Executive Officer)	May 24, 2010

/s/ John Mongelli John Mongelli	Chief Financial Officer (Principal Financial and Accounting Officer)	May 24, 2010

/s/ John E. Cay, III John E. Cay, III	Director	May 24, 2010

/s/ Quill O. Healey Quill O. Healey	Director	May 24, 2010

/s/ Donald Ratajczak Donald Ratajczak	Director	May 24, 2010

/s/ William R. Reed, Jr. William R. Reed, Jr.	Director	May 24, 2010

/s/ Kaaren J. Street Kaaren J. Street	Director	May 24, 2010

/s/ Sam Zamarripa Sam Zamarripa	Director	May 24, 2010

EXHIBIT INDEX

TO

REGISTRATION STATEMENT ON FORM S-8

Exhibit Number	Description

4.1	Amended And Restated Articles of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-QSB for the quarter ended September 30, 2003)

4.2	Amendment to Amended and Restated Articles of Incorporation of the Company (incorporated by reference to Appendix A to the Company’s Definitive Proxy Statement filed on September 9, 2003)

4.3	Amended And Restated By-Laws of the Company (incorporated by reference to Exhibit 3.3 to the Company’s Quarterly Report on Form 10-QSB for the quarter ended September 30, 2003)

4.4	Amendment to the Company’s By-Laws adopted June 15, 2004 (incorporated by reference to Exhibit 3.6 to the Company’s Annual Report on Form 10-KSB/A for the year ended December 31, 2004)

5.1	Opinion of Counsel

23.1	Consent of Counsel (included in Exhibit 5.1)

23.2	Consent of Porter Keadle Moore, LLP

24.1	Power of Attorney (included on signature page of this registration statement)

99.1	AssuranceAmerica Corporation 2000 Incentive Plan (formerly Brainworks Ventures, Inc. Stock Option Plan) (incorporated by reference to Exhibit A to the Company’s Definitive Proxy Statement filed on October 20, 2000).

99.2	AssuranceAmerica Corporation 2010 Incentive Plan (incorporated by reference to Appendix 1 to the Company’s Definitive Proxy Statement filed on March 25, 2010)